Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Webus International Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value $0.0001 per share	Rule 457(a)	4,050,000	$5.00	$20,250,000.00	(1)	.00015310	$3,100.28
Fees Previously Paid	Equity	Ordinary Shares, par value $0.0001 per share	Rule 457(o)	—	$5.00	$21,562,500.00	(2)	.00014760	$3,182.70
Fees to Be Paid	Equity	Ordinary Shares, par value $0.0001 per share, underlying the Representative’s Warrants	Rule 457(a)	161,000	$6.25	$1,006,250.00	(1)	.00015310	$154.06
Fees Previously Paid	Equity	Ordinary Shares, par value $0.0001 per share, underlying the Representative’s Warrants	Rule 457(o)	—	$6.90	$3,967,500.00	(2)	.00011020	$437.22
Total Offering Amounts						$21,256,250.00		.00015310	$3,254.34
Total Fees Previously Paid									$3,619.92
Total Fee Offsets									$365.58
Net Fee Due									—

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.